Exhibit 10.21

COLONIAL DOWNS

10515 Colonial Downs Parkway   New Kent, Virginia 23124

(804) 966-7223   Fax (804) 966-1565

www.colonialdowns.com

May 11, 2006

Mr. Frank Petramalo, Jr., Esq.

Executive Director/General Counsel

Virginia Horsemen’s Benevolent and Protective Association, Inc.

38-C Garrett Street

Warrenton, VA 20186

Dear Frank:

The agreement between Colonial Downs (“Colonial”) and the Virginia Horsemen’s Benevolent and Protective Association, Inc. (the “VHBPA”) dated January 1, 2005 (the “Agreement”) sets forth in Section 8E requirements for additional referenda in the Central-Southside Virginia Region. Colonial and the VHBPA both agree that additional referenda in the Central-Southside Virginia Region for the purpose of opening additional satellite wagering facilities in this region is not the optimal use of their collective resources at this time. The VHBPA further acknowledges that by running six referendums in 2003 and 2004, Colonial met prior contractual requirements to run three referendums in the Central Southside Virginia Region and actually ran two referendums that it was not required to in areas outside the Central Southside Virginia Region.

Colonial and the VHBPA both believe the greatest potential for handle growth lies in account wagering and that account wagering is the best way to penetrate the Northern Virginia market. Colonial has developed a business plan to expand account wagering to internet cafes, country clubs and bars and restaurants with sports themes. Colonial is also developing the touch screen technology to facilitate this expansion. Therefore, in recognition of a mutual shift in emphasis to account wagering as a means to handle and purse account growth, Colonial and the VHBPA agree to replace the first sentence of Section 8E of the Agreement with the following:

“Colonial Downs shall conduct three referenda during the period from January 1, 2005 to December 31, 2007 in the Central-Southside Virginia Region as set forth in Exhibit D hereto (the “Central Southside Virginia region”); provided however, upon thoroughbred handle (live plus SWF) equaling or exceeding $200,000,000, Colonial Downs’ obligations to conduct additional referenda in the Central-Southside Virginia Region shall automatically terminate.”

Sincerely,

/s/ Ian M. Stewart
Ian M. Stewart, President

Making Virginia Horse Racing History

Acknowledged and accepted

Virginia Horsemen’s Benevolent and Protective Association, Inc.

By:	/s/ Althea D. Richards
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